UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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AMICAS, Inc.
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FOR IMMEDIATE RELEASE
AMICAS FILES AMENDED PROXY MATERIALS; CONFIRMS RECEIPT OF HIGHLY-CONDITIONAL
ACQUISITION PROPOSAL FROM MERGE HEALTHCARE
Board of Directors Rejects Merge’s Highly-Conditional Proposal as Illusory and Risky to AMICAS
Stockholders; Board Continues to Unanimously Recommend that Stockholders Vote FOR the
Thoma Bravo Merger
BOSTON — February 22, 2010 — AMICAS, Inc. (NASDAQ: AMCS), a leader in image and information management solutions, today filed amended proxy materials with the Securities and Exchange Commission (“SEC”) disclosing, among other things, that it has received an unsolicited proposal from Merge Healthcare Incorporated (NASDAQ: MRGE) (“Merge”) under which Merge would seek to acquire all of the outstanding shares of AMICAS for $6.05 per share in cash (the “Merge proposal”). Merge’s highly-conditional proposal is (i) dependent on third-party financing, (ii) subject to a “reverse break” fee, which essentially gives Merge a $10 million “option” to buy AMICAS; (iii) subject to a number of additional conditions, the satisfaction of which are within Merge’s control, and (iv) has been characterized as Merge’s “best and final” proposal. Given the highly-conditional nature of Merge’s most recent proposal, the AMICAS Board of Directors believes that the Merge proposal is illusory and risky to AMICAS stockholders.
As previously announced, on December 24, 2009, AMICAS entered into a definitive merger agreement with Thoma Bravo, LLC, under which an affiliate of Thoma Bravo would acquire all of the outstanding shares of AMICAS for $5.35 per share in cash (the “Thoma Bravo Merger”). This purchase price is fully financed and guaranteed by Thoma Bravo and other first tier private equity funds and is not dependent on unguaranteed, third-party financing. AMICAS noted that Thoma Bravo was ready, willing and able to close the transaction on its originally scheduled closing date of February 19, 2010. AMICAS believes the Thoma Bravo Merger provides AMICAS stockholders with immediate and certain cash value. AMICAS is confident that the Thoma Bravo Merger can be completed in a timely manner immediately following stockholder approval at the Special Meeting of AMICAS Stockholders scheduled to be reconvened on March 4, 2010.
AMICAS has been advised that Thoma Bravo currently remains fully committed to the transaction.
The AMICAS Board and management team have actively engaged with Merge and its advisors in an attempt to negotiate a transaction that is in the best interest of AMICAS’ stockholders. After carefully reviewing Merge’s most recent proposal, the AMICAS Board, consulting with its independent financial and legal advisors, determined that the Merge proposal is not a Superior Proposal as defined under the Thoma Bravo Merger. Merge has failed to provide sufficient financial guarantees and reasonable protections for AMICAS stockholders.
Accordingly, the AMICAS Board continues to unanimously recommend that AMICAS stockholders vote FOR the Thoma Bravo Merger. In making its determination that Merge’s proposal is not a Superior Proposal, the AMICAS Board noted, among many other things:
•	The Merge proposal relies upon future completion of a high-yield debt financing that is subject to numerous conditions, including conditions related to Merge’s financial position;

•	AMICAS cannot enforce the financial commitments of Merge’s lenders;

•	The potential for termination due to a Material Adverse Change (“MAC”) at either company creates financing and closure risk;

•	Merge’s proposal amounts to a low-cost purchase option on AMICAS’ business, providing very limited recourse for AMICAS should the transaction fail, and providing Merge with very little incentive to move forward should Merge choose not to proceed with its proposal;

•	Merge is a microcap company with limited resources and experience and no demonstrated track record of profitable operations. This increases the likelihood of a MAC and compromises Merge’s ability to complete the contemplated $200 million high-yield debt financing;

•	Merge requires that AMICAS terminate the Thoma Bravo Merger and pay the break-up fee of $8.6 million, an amount AMICAS believes it is unlikely to recover from Merge, with no assurance the Merge proposal can subsequently be completed;

•	Unlike the guaranteed performance included in the Thoma Bravo Merger, AMICAS would have little ability to enforce the proposed transaction with Merge. This would impose significant risk of a failed transaction on AMICAS stockholders;

•	Unlike Thoma Bravo, Merge will not agree to guarantee funding of the transaction. Despite numerous requests by AMICAS, Merge refuses to provide for a substantial break fee in lieu of guaranteed funding. In addition, Merge has consistently refused to escrow funds to secure a reverse break-up fee; this implies a lack of commitment and raises concern about the viability of Merge’s highly-conditional, contingent proposal;

•	Merge’s proposal requires that approximately 62% of the issued and outstanding shares of AMICAS common stock tender into a Merge offer. This is significantly less favorable than the simple majority vote required for the Thoma Bravo Merger;

•	Merge has refused to provide AMICAS with access to diligence materials, despite the fact that the financing is conditioned on the absence of a combined company MAC. This has prevented the AMICAS Board from fully evaluating the risks of the transaction on behalf of AMICAS stockholders;

•	The Merge proposal would require additional regulatory review and approvals from the SEC and other agencies, which may be subject to additional risk given the recent SEC investigation into Merge’s financial reporting practices. In addition, the 2009 audited financial statements for both AMICAS and Merge would have to be completed and filed with the SEC, creating further delay and risk; and

•	The Board believes that Merge’s primary motivation is as a competitor and is designed to interfere with the current merger agreement between AMICAS and Thoma Bravo and damage AMICAS, as evidenced by Merge’s decision to seek to advance its highly-conditional and illusory proposal at such a late stage in the transaction process between AMICAS and Thoma Bravo.
AMICAS also noted that Raymond James & Associates, Inc., the independent financial advisor to AMICAS’ Board of Directors, led a robust process to provide a market-check on the Thoma Bravo transaction terms and to maximize stockholder value. During the 45-day “go-shop” period ended February 7, 2010, AMICAS had the right to solicit and negotiate alternative proposals. Raymond James and the Company evaluated a broad universe of potential financial and strategic buyers to identify parties with a likely interest and capacity to fund a superior proposal. During the go-shop period, 26 potential buyers participated in the process, including 15 contacted proactively (maximum allowed under go-shop terms)and 11 unsolicited inquiries. The solicitation was spread out over two weeks to allow unsolicited interest to surface. The Company received one proposal from a third-party that the AMICAS Board believed was likely to result in a transaction that would be superior to the Thoma Bravo Merger; however, following completion of diligence, this party withdrew its proposal. The Company received no other proposals during the go-shop period that the AMICAS Board determined to be superior to the Thoma Bravo Merger.
AMICAS also noted that, including Merge’s most recent proposal, AMICAS has received six previous highly-conditional proposals from Merge, none of which has been considered by the AMICAS Board to be a Superior Proposal to the Thoma Bravo Merger.
The Special Meeting of AMICAS Stockholders will reconvene on Thursday, March 4, 2010 at 9:00 a.m., local time, and may be reconvened at a later date if ordered by the Superior Court of Suffolk County, Massachusetts, at the Company’s offices at 20 Guest Street, Boston, MA 02135. The record date for stockholders entitled to vote at the special meeting remains January 15, 2010. AMICAS stockholders who have previously voted may change their vote, but need not vote again. Any AMICAS stockholders who have questions or require assistance voting their shares should contact the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834.

About AMICAS, Inc.
AMICAS, Inc. (www.amicas.com) is a leading independent provider of imaging IT solutions. AMICAS offers the industry’s most comprehensive suite of image and information management solutions — from radiology PACS to cardiology PACS, from radiology information systems to cardiovascular information systems, from revenue cycle management solutions to enterprise content management tools designed to power the imaging component of the electronic medical record (EMR). AMICAS provides a complete, end-to-end solution for radiology practices, imaging centers, and ambulatory care facilities. Hospitals and integrated delivery networks are provided with a comprehensive image management solution for cardiology and radiology that supports EMR strategies to enhance clinical, operational, and administrative functions.
Information regarding the solicitation of proxies
In connection with the proposed transaction, AMICAS has filed a proxy statement and relevant documents concerning the proposed transaction with the SEC. Stockholders of AMICAS are urged to read the proxy statement and other relevant materials because they contain important information about AMICAS and the proposed transaction. Stockholders may obtain a free copy of the proxy statement and any other relevant documents filed by AMICAS with the SEC at the SEC’s Web site at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by AMICAS by contacting AMICAS Investor Relations by e-mail at colleen.mccormick@amicas.com or by phone at 617-779-7892.
AMICAS and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from AMICAS stockholders in respect of the proposed transaction. Information about the directors and executive officers of AMICAS and their respective interests in AMICAS by security holdings or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K, previously filed with the SEC. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the acquisition. Each of these documents is available free-of-charge at the SEC’s Web site at www.sec.gov and at the AMICAS Investor Relations Web site at www.amicas.com/investorrelations.
Cautionary statement regarding forward-looking statements
This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, statements regarding the expected benefits of the proposed transaction, future performance, and the completion of the transaction. These statements are based on the current expectations of management of AMICAS, involve certain risks, uncertainties, and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this press release, many of which are beyond AMICAS’ ability to control or predict. For example, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that have been or may be instituted against AMICAS and others relating to the transaction; the inability to complete the transaction due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the transaction; the failure of the transaction to close for any other reason; the amount of the costs, fees, expenses and charges related to the transaction and the actual terms of certain financings that will be obtained for the transaction; and other risks detailed in AMICAS’ current filings with the SEC, including its most recent filings on Forms 10-Q and 10-K, which are available at www.sec.gov. All forward-looking statements in this press release are qualified by these cautionary statements and are made only as of the date of this release. AMICAS is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
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CONTACTS:

Media	Investors
Matthew Sherman / Andrew Siegel	Kevin Burns, CFO
Joele Frank, Wilkinson Brimmer Katcher	AMICAS, Inc.
212-355-4449	617-779-7855

Scott Winter
Innisfree M&A Incorporated
212-750-5833